                                                                    EXHIBIT 23.2

[KPMG LETTERHEAD]




The Board of Directors
Intrawest Corporation



We consent to the incorporation by reference in the Registration Statement on Form S-8 of Intrawest Corporation pertaining to the Intrawest Corporation
Stock Option Plan of our report dated September 10, 1998 relating to the consolidated balance sheet of Intrawest Corporation as at June 30, 1998 and the consolidated statements of operations, retained earnings, cash flow from operations, and changes in financial position for the year then ended, which report appears in the annual report on Form 40-F of Intrawest Corporation for the fiscal year ended June 30, 1998.

/s/ KPMG LLP
---------------------------------
Independent Chartered Accountants

Vancouver, Canada
October 29, 1998